Exhibit 5.1

GORILLA TECHNOLOGY GROUP INC.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 February 2023

GORILLA TECHNOLOGY GROUP INC.

We have acted as counsel as to Cayman Islands law to GORILLA TECHNOLOGY GROUP INC. (the “Company”) in connection with the Company’s amendment no. 1 to registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) relating to, among other things, the securities listed below (the “Securities”) which have been issued to, and which may be offered by, the selling securityholders identified in the Registration Statement (together, the “Selling Securityholders”):

(a)	up to 71,210,599 ordinary shares of a par value of US$0.0001 each of the Company (“Ordinary Shares”);

(b)	up to 1,273,125 warrants, each warrant exercisable to purchase one Ordinary Share (“Warrants”);

(c)	4,139,842 Class A contingent value rights (the “Class A CVRs”);

(d)	up to 14,000,000 Ordinary Shares that may be issued upon receipt of the Class A CVRs and Class B contingent value rights (the “Class B CVRs” and collectively, with the Class A CVRs and Class B CVRs, the “CVRs”) subject to the conditions detailed in the Business Combination Agreement (as defined below) and the CVR Documents (as defined below); and

(e)	all Ordinary Shares that may be issued upon exercise of the Warrants.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 17 May 2001 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 13 July 2022 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 27 June 2022, 12 October 2022 and 21 February 2023 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A copy of the register of members of the Company received on 17 February 2023 (the “Register of Members”).

1.5	The Registration Statement.

1.6	The Warrant Agreement dated as of 8 April 2021 between Global SPAC Partners Co. and Continental Stock Transfer & Trust Company (“Continental”) as amended by the Amendment to Warrant Agreement dated as of 13 July 2022 and the form of the warrant certificate constituting the Warrants (the “Warrant Documents”).

1.7	The Contingent Value Rights Agreement dated as of 13 July 2022 between the Company and Continental and the form of the certificate constituting the CVRs (the “CVR Documents”).

1.8	The Amended and Restated Business Combination Agreement dated as of 18 May 2022 (the “Business Combination Agreement”) by and among, inter alios, the Company and Global SPAC Partners Co.

The documents listed in paragraphs 1.6 to 1.8 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the CVRs, the Warrants or the Ordinary Shares.

2.3	The completeness and accuracy of the Register of Members.

2.4	No monies paid to or for the account of any party under the Registration Statement or the Documents or any property received or disposed of by any party to the Registration Statement or the Documents in each case in connection with the Registration Statement or the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely of our inspection of the Register of Members, the Selling Securityholders have valid title to their respective Ordinary Shares and such Ordinary Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Securities pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

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